SECURITIES PLEDGE AGREEMENT

This SECURITIES PLEDGE AGREEMENT (this “Agreement”) is made as of November 30, 2007, by and among the Pledgors identified as such on the signature pages hereof (each individually, a “Pledgor” and, collectively, the “Pledgors”), in favor of WOODSIDE AGENCY SERVICES, LLC, as collateral agent (hereinafter, in such capacity, the "Collateral Agent") for itself and the Holders (as defined in the Purchase Agreement referred to below) under that certain Securities Purchase and Loan Agreement, dated as of the date hereof (as amended, modified, supplemented or restated and in effect from time to time, the "Purchase Agreement"), among NATIONAL INVESTMENT MANAGERS INC., a Florida corporation (the “Company”), the Holders and the Collateral Agent.

WHEREAS, each Pledgor is the direct legal and beneficial owner of certain of the issued and outstanding capital stock, units of outstanding membership interests or other equity interests, as the case may be, of each of the entities set forth opposite the respective Pledgor on Annex A hereto (the "Subsidiaries") in the percentages set forth on such Annex A; and

WHEREAS, it is a condition precedent to the Holders extending credit accommodations to the Company under the Purchase Agreement that each Pledgor execute and deliver to the Collateral Agent, for the benefit of the Holders and the Collateral Agent, a pledge agreement in substantially the form hereof; and

WHEREAS, each Pledgor wishes to grant pledges and security interests in favor of the Collateral Agent, for the benefit of the Holders and the Collateral Agent, as herein provided;

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Pledge of Securities, etc.

 1.1.  Pledge of Securities. Each Pledgor hereby pledges, assigns and grants a security interest in, mortgages, collaterally assigns and delivers to the Collateral Agent, for the benefit of the Holders and the Collateral Agent, all the right, title and interest of such Pledgor in and to all of the shares of capital stock, partnership interests, limited liability company membership units or other units of equity ownership of every class of each of its Subsidiaries, wherever located and whether now owned or hereafter acquired or arising, as more fully described on Annex A hereto, including without limitation, with respect to any Subsidiary which is a limited liability company or a partnership, (a) all payments or distributions, whether in cash, property or otherwise, at any time owing or payable to such Pledgor on account of its interest as a member or as a partner, as the case may be, in any of its Subsidiaries or in the nature of a management, investment banking or other fee paid or payable by any of the Subsidiaries to such Pledgor, (b) all of such Pledgor’s rights and interests under each of the partnership agreements or operating agreements, as applicable, including all voting and management rights and all rights to grant or withhold consents or approvals, (c) all other rights, interests, property or claims to which such Pledgor may be entitled in its capacity as the sole member of any Subsidiary of such Pledgor, and (d) all proceeds, income from, increases in and products of any of the foregoing to be held by the Collateral Agent, for the benefit of the Holders and the Collateral Agent, subject to the terms and conditions hereinafter set forth. The certificates for such shares, membership units, partnership interests or other units of equity ownership of every class of the capital stock or other equity interest of its Subsidiaries, to the extent that such interests are represented by certificates, accompanied by stock powers or other appropriate instruments of assignment thereof duly executed in blank by each Pledgor, have been delivered to the Collateral Agent. Each Pledgor further represents and warrants that none of the limited liability company membership units or the partnership interests of any Pledgor issued by any Subsidiary is a security governed by Article 8 of the Uniform Commercial Code of the jurisdiction in which such Subsidiary is organized.

 1.2.  Additional Securities. In case any Pledgor shall acquire any additional capital stock or other equity interest of any Subsidiary of such Pledgor or any newly-created or acquired Subsidiary or corporation, partnership, limited liability company or other entity which is the successor of any Subsidiary of such Pledgor, or any securities exchangeable for or convertible into shares of such capital stock or other equity interest of any class of any Subsidiary of such Pledgor, by purchase, stock dividend, stock split or otherwise, then such Pledgor shall forthwith deliver to and pledge such capital stock or other equity interests shall be subject to the pledge, assignment and security interest granted to the Collateral Agent, for the benefit of the Holders and the Collateral Agent, under this Agreement and shall deliver to the Collateral Agent forthwith any certificates therefor, accompanied by stock powers or other appropriate instruments of assignment duly executed by such Pledgor in blank. Each Pledgor agrees that the Collateral Agent may from time to time attach as Annex A hereto an updated list of the shares of capital stock or other equity interests at the time pledged with the Collateral Agent hereunder.

 1.3.  Pledge of Cash Collateral Account. Each Pledgor also hereby pledges, assigns, grants a security interest in, and delivers to the Collateral Agent, for the benefit of the Holders and the Collateral Agent, the Cash Collateral Account and all of the Cash Collateral as such terms are hereinafter defined.

 1.4.  Waiver of Certain Operating Agreement Provisions. Each Pledgor irrevocably waives any and all provisions of the operating agreements of each Subsidiary of such Pledgor (as applicable) that (a) prohibit, restrict, condition or otherwise affect the grant hereunder of any Lien on any of the Securities Collateral or any enforcement action which may be taken in respect of any such Lien or (b) otherwise conflict with the terms of this Agreement.

2.  Definitions. The term "Obligations" and all other capitalized terms used herein without definition shall have the respective meanings provided therefor in the Purchase Agreement. Terms used herein and not defined in the Purchase Agreement or otherwise defined herein that are defined in the Uniform Commercial Code as in effect in the State of Massachusetts (the "UCC") have such defined meanings herein (with terms used in Division 9 controlling over terms used in another Article), unless the context otherwise indicates or requires, and the following terms shall have the following meanings:

Cash Collateral. See §4.

Cash Collateral Account. See §4.

Securities. Includes the shares of stock, membership interests, partnership interests or other equity interests described in Annex A attached hereto and any additional shares of stock, membership interests, partnership interests or other equity interests at the time pledged with the Collateral Agent hereunder and the interests described in clauses (a)-(d) of §1.1 of this Agreement.

Securities Collateral. The property at any time pledged to the Collateral Agent hereunder (whether described herein or not) and all income therefrom, increases therein and proceeds thereof, including without limitation that included in Cash Collateral. The term does not include any income, increases or proceeds received by any Pledgor to the extent expressly permitted by §6.

Time Deposits. See §4.

3.  Security for Obligations. This Agreement and the security interest in and pledge of the Securities Collateral hereunder are made with and granted to the Collateral Agent, for the benefit of the Holders and the Collateral Agent, as security for the payment and performance in full of all the Obligations (including all such Obligations which would become due but for the operation of the automatic stay pursuant to §362(a) of the Bankruptcy Code of the United States and the operation of §§502(b) and 506(b) of the Bankruptcy Code of the United States).

4.  Liquidation, Recapitalization, etc.

 4.1.  Distributions Paid to Collateral Agent. Any sums or other property paid or distributed upon or with respect to any of the Securities, whether by dividend or redemption or upon the liquidation or dissolution of the issuer thereof or otherwise, shall, except to the limited extent provided in §6, be paid over and delivered to the Collateral Agent to be held by the Collateral Agent, for the benefit of the Holders and the Collateral Agent, as security for the payment and performance in full of all of the Obligations. In case, pursuant to the recapitalization or reclassification of the capital of the issuer thereof or pursuant to the reorganization thereof, any distribution of capital shall be made on or in respect of any of the Securities or any property shall be distributed upon or with respect to any of the Securities, the property so distributed shall be delivered to the Collateral Agent, for the benefit of the Holders and the Collateral Agent, to be held by it as security for the Obligations. Except to the limited extent provided in §6, all sums of money and property paid or distributed in respect of the Securities, whether as a dividend or upon such a liquidation, dissolution, recapitalization or reclassification or otherwise, that are received by any Pledgor shall, until paid or delivered to the Collateral Agent, be held in trust for the Collateral Agent, for the benefit of the Holders and the Collateral Agent, as security for the payment and performance in full of all of the Obligations.

 4.2.  Cash Collateral Account. All sums of money that are delivered to the Collateral Agent pursuant to this §4 shall be deposited into an interest bearing account with the Collateral Agent or, if the Collateral Agent is not the depositary bank, to an interest bearing account in the name of the Collateral Agent, for the benefit of the Holders and the Collateral Agent, as customer with a depositary bank satisfactory to the Collateral Agent (any such account, whether maintained with the Collateral Agent or in the Collateral Agent's name as customer being herein referred to as the "Cash Collateral Account"). Some or all of the funds from time to time in the Cash Collateral Account may be invested in time deposits, including, without limitation, certificates of deposit issued by the Collateral Agent (such certificates of deposit or other time deposits being hereinafter referred to, collectively, as "Time Deposits"), that are satisfactory to the Collateral Agent after consultation with the applicable Pledgor, provided, that, in each such case, arrangements satisfactory to the Collateral Agent are made and are in place to perfect and to insure the first priority of the Collateral Agent’s security interest therein. Interest earned on the Cash Collateral Account and on the Time Deposits, and the principal of the Time Deposits at maturity that is not invested in new Time Deposits, shall be deposited in the Cash Collateral Account. The Cash Collateral Account, all sums from time to time standing to the credit of the Cash Collateral Account, any and all Time Deposits, any and all instruments or other writings evidencing Time Deposits and any and all proceeds or any thereof are hereinafter referred to as the "Cash Collateral".

 4.3.  Pledgors’ Rights to Cash Collateral, etc. Except as otherwise expressly provided in §16, no Pledgor shall have the right to withdraw sums from the Cash Collateral Account, to receive any of the Cash Collateral or to require the Collateral Agent to part with the Collateral Agent’s possession of any instruments or other writings evidencing any Time Deposits.

5.  Warranty of Title; Authority. Each Pledgor hereby represents and warrants that: (a) such Pledgor has good and marketable title to, and is the sole record and beneficial owner of, the Securities described in §1, subject to no pledges, liens, security interests, charges, options, restrictions (other than restrictions contained in the operating agreements of the pledged entities, which restrictions do not limit the pledge and security interest created by this Agreement) or other encumbrances except the pledge and security interest created by this Agreement or as otherwise permitted under the Purchase Agreement, (b) such Pledgor has tendered to the Collateral Agent the consent of any other partner of any Subsidiary which is a partnership or member or manager of any Subsidiary which is a limited liability company deemed necessary or appropriate by such Pledgor for consummation of the transactions contemplated hereby, (c) all of the Securities described in §1 are validly issued, fully paid and non-assessable (or the foreign equivalent thereof, as applicable), (d) such Pledgor has full power, authority and legal right to execute, deliver and perform its obligations under this Agreement and to pledge and grant a security interest in all of the Securities Collateral pursuant to this Agreement, and the execution, delivery and performance hereof and the pledge of and granting and enforcement (where applicable) of a security interest in the Securities Collateral hereunder have been duly authorized by all necessary corporate or other action and do not contravene any law, rule or regulation or any provision of such Pledgor’s charter documents, operating agreement, partnership agreement, by-laws or other governing document or of any judgment, decree or order of any tribunal or of any agreement or instrument to which such Pledgor is a party or by which it or any of its property is bound or affected or constitute a default thereunder and (e) the information set forth in Annex A hereto relating to the Securities is true, correct and complete as of the date hereof in all material respects. Each Pledgor covenants that it will defend the rights of the Holders and the Collateral Agent and security interest of the Collateral Agent, for the benefit of the Holders and the Collateral Agent, in such Securities against the claims and demands of all other persons whomsoever. Each Pledgor further covenants that it will have the like title to and right to pledge and grant a security interest in the Securities Collateral hereafter pledged or in which a security interest is granted to the Collateral Agent hereunder and will likewise defend the rights, pledge and security interest thereof and therein of the Holders and the Collateral Agent.

6.  Dividends, Voting, etc., Prior to Maturity. So long as no Event of Default shall have occurred and be continuing, each Pledgor shall be entitled to receive all cash dividends or distributions paid in respect of the Securities (subject to the terms and conditions of the Purchase Agreement), to vote the Securities (subject to the last sentence of this paragraph) and to give consents, waivers and ratifications in respect of the Securities; provided, however, that no vote shall be cast or consent, waiver or ratification given by such Pledgor if the effect thereof could reasonably be expected to impair any of the Securities Collateral or be inconsistent with or result in any violation of any of the provisions of the Purchase Agreement or any of the other Financing Agreements. All such rights of such Pledgor to receive cash dividends or distributions shall cease in case a Default or an Event of Default shall have occurred and be continuing. All such rights of any Pledgor to vote and give consents, waivers and ratifications with respect to the Securities shall, at the Collateral Agent’s option, as evidenced by the Collateral Agent’s notifying such Pledgor of such election, cease in case an Event of Default shall have occurred and be continuing.

7.  Remedies.

  7.1.  In General. If an Event of Default shall have occurred and be continuing, the Collateral Agent shall thereafter have the following rights and remedies (to the extent permitted by applicable law) in addition to the rights and remedies of a secured party under the UCC, all such rights and remedies being cumulative, not exclusive, and enforceable alternatively, successively or concurrently, at such time or times as the Collateral Agent deems expedient:

(a)  if the Collateral Agent so elects and gives notice of such election to Pledgors, the Collateral Agent may exercise any management or voting rights relating to the Securities (whether or not the same shall have been transferred into its name or the name of its nominee or nominees) for any lawful purpose, including, without limitation, if the Collateral Agent so elects, for the liquidation of the assets of the issuer thereof or for the amendment or modification of any of the charter, by-laws, operating agreements, partnership agreements or other governing documents, and give all consents, waivers and ratifications in respect of the Securities and otherwise act with respect thereto as though it were the outright owner thereof (each Pledgor hereby irrevocably constituting and appointing the Collateral Agent its proxy and attorney-in-fact, with full power of substitution, to do so);

(b)  the Collateral Agent may demand, sue for, collect or make any compromise or settlement the Collateral Agent deems suitable in respect of any Securities Collateral;

(c)  the Collateral Agent may sell, resell, assign and deliver, or otherwise dispose of any or all of the Securities Collateral, for cash or credit or both and upon such terms at such place or places, at such time or times and to such entities or other persons as the Collateral Agent thinks expedient, all without demand for performance by any Pledgor or any notice or advertisement whatsoever except as expressly provided herein or as may otherwise be required by law;

(d)  the Collateral Agent may cause all or any part of the Securities held by it to be transferred into its name or the name of its nominee or nominees; and

(e)  the Collateral Agent may set off or otherwise apply or credit against the Obligations any and all sums deposited with it or held by it, including without limitation, any sums standing to the credit of the Cash Collateral Account and any Time Deposits issued by the Collateral Agent, with any withdrawal penalty relating to Time Deposits being an expense of collection.

7.2.  Sale of Securities Collateral. In the event of any sale or other disposition of the Securities Collateral as provided in clause (c) of §7.1, and to the extent that any notice thereof is required to be given by law, the Collateral Agent shall give to Pledgors at least ten (10) Business Days prior authenticated notice of the time and place of any public sale or other disposition of the Securities Collateral or of the time after which any private sale or any other intended disposition is to be made. Each Pledgor hereby acknowledges that ten (10) Business Days prior authenticated notice of such sale or other disposition or sales or other dispositions shall be reasonable notice. The Collateral Agent may enforce its rights hereunder without any other notice and without compliance with any other condition precedent now or hereunder imposed by statute, rule of law or otherwise (all of which are hereby expressly waived by Pledgors, to the fullest extent permitted by law). The Collateral Agent may buy or otherwise acquire any part or all of the Securities Collateral at any public sale or other disposition and if any part or all of the Securities Collateral is of a type customarily sold or otherwise disposed of in a recognized market or is of the type which is the subject of widely-distributed standard price quotations, the Collateral Agent may buy or otherwise acquire at private sale or other disposition and may make payments thereof by any means. The Collateral Agent may apply the cash proceeds actually received from any sale or other disposition to the reasonable expenses of retaking, holding, preparing for sale, selling and the like, to reasonable attorneys’ fees, travel and all other expenses which may be incurred by the Collateral Agent in attempting to collect the Obligations or to enforce this Agreement or in the prosecution or defense of any action or proceeding related to the subject matter of this Agreement, and then to the Obligations pursuant to the terms of the Purchase Agreement. Only after such applications, and after payment by the Collateral Agent of any amount required by §9-608(a)(1)(C) or §9-615(a)(3) of the UCC, need the Collateral Agent account to Pledgors for any surplus.

7.3.  Registration of Securities. If the Collateral Agent shall determine to exercise its right to sell or otherwise dispose of any or all of the Securities pursuant to this §7, and if in the opinion of counsel for the Collateral Agent it is necessary, or if in the reasonable opinion of the Collateral Agent it is advisable, to have the Securities, or that portion thereof to be sold, registered under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), each Pledgor, to the extent that it has made a public offering of stock or other securities, agrees to use commercially reasonable efforts to cause the issuer or issuers of the Securities contemplated to be sold, to execute and deliver, and cause the directors (or other analogous persons) and officers of such issuer to execute and deliver, all at such Pledgor’s expense, all such instruments and documents, and to do or cause to be done all such other acts and things as may be necessary or, in the reasonable opinion of the Collateral Agent, advisable to register such Securities under the provisions of the Securities Act and to cause the registration statement relating thereto to become effective and to remain effective for a period of nine (9) months from the date such registration statement became effective, and to make all amendments thereto or to the related prospectus or both that, in the reasonable opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Pledgor agrees to use commercially reasonably efforts to cause such issuer or issuers to make available to its security holders, as soon as practicable, an earnings statement which will satisfy the provisions of Section 11(a) of the Securities Act.

7.4.  Private Sales. Each Pledgor recognizes that the Collateral Agent may be unable to effect a public sale or other disposition of the Securities by reason of certain prohibitions contained in the Securities Act, federal banking laws, and other applicable laws, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers. Each Pledgor agrees that any such private sales may be at prices and other terms less favorable to the seller than if sold at public sales and that such private sales shall not by reason thereof be deemed not to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act, or such other federal banking or other applicable laws, even if the issuer would agree to do so. Subject to the foregoing, the Collateral Agent agrees that any sale of the Securities shall be made in a commercially reasonable manner, and each Pledgor agrees to use its best efforts to cause the issuer or issuers of the Securities contemplated to be sold, to execute and deliver, and cause the directors (or other analogous persons) and officers of such issuer to execute and deliver, all at such Pledgor’s expense, all such instruments and documents, and to do or cause to be done all such other acts and things as may be necessary or, in the reasonable opinion of the Collateral Agent, advisable to exempt such Securities from registration under the provisions of the Securities Act, and to make all amendments to such instruments and documents which, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Pledgor further agrees to use commercially reasonable efforts to cause such issuer or issuers to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

7.5.  Pledgors’ Agreements, etc. Each Pledgor further agrees to do or cause to be done all such other acts and things as may be reasonably necessary on the part of such Pledgor or with respect to the issuer of the Securities to make any sales of any portion or all of the Securities pursuant to this §7 valid and binding and in compliance with any and all applicable laws (including, without limitation, the Securities Act, the Securities Exchange Act of 1934, as amended, the rules and regulations of the Securities and Exchange Commission applicable thereto and all applicable state securities or "Blue Sky" laws), regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Pledgor’s expense. Each Pledgor further agrees that a breach of any of the covenants contained in this §7 will cause irreparable injury to the Collateral Agent and the Holders, that the Collateral Agent and the Holders have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this §7 shall be specifically enforceable against such Pledgor by the Collateral Agent and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants to the extent it lawfully may.

8.  Marshalling. Neither the Collateral Agent nor any Holder shall be required to marshal any present or future collateral security for (including but not limited to this Agreement and the Securities Collateral), or other assurances of payment of, the Obligations or any of them, or to resort to such collateral security or other assurances of payment in any particular order. All of the Collateral Agent’s rights hereunder and of the Holders and the Collateral Agent in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may, each Pledgor hereby agrees that it will not invoke any law relating to the marshalling of collateral that might cause delay in or impede the enforcement of the Collateral Agent’s rights under this Agreement or under any other instrument evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and to the extent that it lawfully may such Pledgor hereby irrevocably waives the benefits of all such laws.

9.  Pledgors’ Obligations Not Affected. The obligations of each Pledgor hereunder shall remain in full force and effect without regard to, and shall not be impaired by (a) any exercise or nonexercise, or any waiver, by the Collateral Agent or any Holder of any right, remedy, power or privilege under or in respect of any of the Obligations or any security thereof (including this Agreement); (b) any amendment to or modification of the Purchase Agreement, the other Financing Agreements or any of the Obligations; (c) any amendment to or modification of any instrument (other than this Agreement) securing any of the Obligations, including, without limitation, any of the Security Documents; or (d) the taking of additional security for, or any other assurances of payment of, any of the Obligations or the release or discharge or termination of any security or other assurances of payment or performance for any of the Obligations; whether or not such Pledgor shall have notice or knowledge of any of the foregoing, such Pledgor hereby generally waiving all suretyship defenses to the extent applicable. Under no circumstances shall the Collateral Agent be deemed to be a shareholder, member or other equity holder of any of the Subsidiaries by virtue of the provisions of this Agreement unless expressly agreed to in writing by the Collateral Agent.

10.  Transfer, etc., by Pledgors. Except as expressly permitted under the Purchase Agreement, without the prior written consent of the Collateral Agent, no Pledgor will sell, assign, transfer or otherwise dispose of, grant any option with respect to, or pledge or grant any security interest in or otherwise encumber or restrict any of the Securities Collateral or any interest therein, except for the pledge thereof and security interest therein provided for in this Agreement.

11.  Further Assurances. Each Pledgor will do all such acts, and will furnish to the Collateral Agent all such financing statements, certificates, legal opinions and other documents and will obtain all such governmental consents and corporate approvals and will do or cause to be done all such other things as the Collateral Agent may reasonably request from time to time in order to give full effect to this Agreement and to secure the rights of the Holders and the Collateral Agent hereunder, all without any cost or expense to the Collateral Agent or any Holder. Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral as the Securities Collateral or words of similar effect, or as being of equal or lesser scope or in greater detail, and (b) contain any other information required by part 5 of Division 9 of the Uniform Commercial Code of the jurisdiction of the filing office for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Pledgor is an organization, the type of organization and any organization identification number issued to such Pledgor. Each Pledgor agrees to furnish any such information to the Collateral Agent promptly upon request. Each Pledgor also ratifies its authorization for the Collateral Agent to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof. Each Pledgor will not permit to be effected any amendment or modification of the charter, by-laws, operating agreements, or other applicable organizational documents of such Pledgor or any of the Subsidiaries which would (or would be reasonably likely to) adversely affect the rights or remedies of the Collateral Agent or the Holders hereunder or the value of the Securities Collateral, except as expressly permitted under the Purchase Agreement.

12.  Collateral Agent’s Exoneration. Under no circumstances shall the Collateral Agent be deemed to assume any responsibility for or obligation or duty with respect to any part or all of the Securities Collateral of any nature or kind or any matter or proceedings arising out of or relating thereto, other than (a) to exercise reasonable care in the physical custody of the Securities Collateral and (b) after a Default or an Event of Default shall have occurred and be continuing to act in a commercially reasonable manner. None of the Collateral Agent nor any Holder shall be required to take any action of any kind to collect, preserve or protect its or any Pledgor’s rights in the Securities Collateral or against other parties thereto. The Collateral Agent’s prior recourse to any part or all of the Securities Collateral shall not constitute a condition of any demand, suit or proceeding for payment or collection of any of the Obligations. This Agreement constitutes a pledge of the Securities Collateral and any other applicable collateral hereunder only, and not an assignment of any duties or obligations of any Pledgor with respect thereto, and by its acceptance hereof and whether or not the Collateral Agent shall have exercised any of its rights or remedies hereunder, none of the Collateral Agent or the Holders undertake to perform or discharge, and none of the Collateral Agent or the Holders shall be responsible or liable for the performance or discharge of any such duties or responsibilities, including, without limitation, for any capital calls. Each Pledgor agrees that, notwithstanding the exercise by the Collateral Agent of any of its rights hereunder, such Pledgor shall remain liable nonetheless for the full and prompt performance of all of such Pledgor’s obligations and liabilities under any operating agreement, limited partnership agreement, or similar document evidencing or governing any units of membership interest or limited partnership interest in any limited liability company or limited partnership included in the Securities Collateral. Under no circumstances shall the Collateral Agent, any of the Holders or any holder of any of the Obligations as such be deemed to be a member, limited partner, or other equity owner of any of the Subsidiaries by virtue of the provisions of this Agreement unless expressly agreed to in writing by the Collateral Agent or such Secured Party or such holder. Without limiting the generality of the foregoing, neither of the Collateral Agent nor the Holders shall have any fiduciary duty as such to any Pledgor or any other equity owner of any of their Subsidiaries by reason of this Agreement, whether by virtue of the security interests and liens hereunder, or any enforcement action in respect of such security interests and liens, unless and until the Collateral Agent or such Secured Party is actually admitted to the applicable Subsidiary as a substitute member or substitute equity owner thereof after exercising enforcement rights under part 6 of Division 9 of the Uniform Commercial Code in effect in the applicable jurisdiction, or otherwise.

13.  No Waiver, etc. Except as provided in Section 1.2 hereof, neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a written instrument expressly referring to this Agreement and to the provisions so modified or limited, and executed by the Collateral Agent, with the consent of the Majority Holders, if required, and the Pledgors. No act, failure or delay by the Collateral Agent shall constitute a waiver of its rights and remedies hereunder or otherwise. No single or partial waiver by the Collateral Agent of any default or right or remedy that it may have shall operate as a waiver of any other default, right or remedy or of the same default, right or remedy on a future occasion. Each Pledgor hereby waives presentment, notice of dishonor and protest of all instruments, included in or evidencing any of the Obligations or the Securities Collateral, and any and all other notices and demands whatsoever (except as expressly provided herein or in the Purchase Agreement).

14.  Registration and Filing. Each Pledgor (a) has caused each Subsidiary of such Pledgor to duly register the security interests granted hereby on the respective books of such Subsidiary and has furnished the Collateral Agent with evidence thereof, (b) has duly executed and caused any financing statements with respect to the Securities Collateral to be filed in such a manner and in such places as may be required by law in order to fully protect the rights of the Collateral Agent and the Holders hereunder, and (c) will cause any financing statements with respect to the Securities Collateral at all times to be kept recorded and filed at each of the respective Subsidiaries’ expense in such a manner and in such places as may be required by law in order to fully perfect the interests and protect the rights of the Collateral Agent and the Holders hereunder.

15.  Notice, etc. All notices, requests and other communications hereunder shall be made in the manner set forth in §17 of the Purchase Agreement.

16.  Termination. Upon final payment and performance in full in cash of the Obligations and the termination of all lending and other credit commitments of the Collateral Agent and the Holders in respect thereof, this Agreement shall terminate and the Collateral Agent shall, at Pledgors’ request and expense, return such Securities Collateral in the possession or control of the Collateral Agent as has not theretofore been disposed of pursuant to the provisions hereof, together with any moneys and other property at the time held by the Collateral Agent hereunder.

17.  Overdue Amounts. Until paid, all amounts due and payable by Pledgors hereunder shall be a debt secured by the Securities Collateral and shall bear, whether before or after judgment, interest at the rate of interest for overdue principal set forth in the Purchase Agreement.

18.  Governing Law; Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS. Each Pledgor agrees that any suit for the enforcement of this Agreement may be brought in the courts of the Commonwealth of Massachusetts or any federal court sitting therein and consents to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon such Pledgor by mail at the address specified in Section 17 of the Purchase Agreement. Each Pledgor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

19.  Waiver of Jury Trial. EACH OF THE PLEDGORS WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, each of the Pledgors waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each Pledgor (a) certifies that neither the Collateral Agent nor any Holder nor any representative, Collateral Agent or attorney of the Collateral Agent or any Holder has represented, expressly or otherwise, that the Collateral Agent or any Holder would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that, in entering into the Purchase Agreement and the other Financing Agreements to which the Collateral Agent or any of the Holders is a party, the Collateral Agent and the Holders are relying upon, among other things, the waivers and certifications contained in this §19.

20.  Miscellaneous. The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof. This Agreement and all rights and obligations hereunder shall be binding upon each Pledgor and its respective successors and assigns, and shall inure to the benefit of the Collateral Agent and the Holders and their respective successors and assigns. If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall be in no way affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein. Each Pledgor acknowledges receipt of a copy of this Agreement.

21.  Organizational Documents. The Pledgors and the Subsidiaries hereby acknowledge and agree that each Subsidiary’s by-laws, operating agreement or partnership agreement, as the case may be, is hereby amended to include the following language: “any restrictions upon the transfer of equity interests set forth in this Agreement shall not apply to the pledge by the shareholders, members or partners, as applicable, of a security interest in and to their equity interests to Woodside Agency Services, LLC, as Collateral Agent for certain Holders or Collateral Agent's successors and assigns (“Collateral Agent”), or to any foreclosure upon or subsequent disposition of such equity interests by Collateral Agent. Any such transferee shall be admitted as a shareholder, member or partner, as applicable, and shall have all of the rights of a shareholder, member or partner, as applicable, that previously owned such equity interests.”

22. Intercreditor Agreement. The representations, warranties and covenants of the Grantors hereunder, and the rights and remedies of the Collateral Agent hereunder, are subject to the provisions of the Intercreditor Agreement and the rights of the Senior Creditor therein.

IN WITNESS WHEREOF, intending to be legally bound, each Pledgor and the Collateral Agent have caused this Agreement to be executed as of the date first above written.

PLEDGORS

NATIONAL INVESTMENT MANAGERS INC.

By:	/s/Steven Ross
Name: Steven Ross
Title:CEO

VALLEY FORGE ENTERPRISES, LTD.

By:	/s/Steven Ross
Name:Steven Ross
Title:CEO

BPI/PPA, INC.

By:	/s/Steven Ross
Name:Steven Ross
Title: CEO

WOODSIDE AGENCY SERVICES, LLC, as Collateral Agent

By:	/s/Daphne Firth
Name: Daphne Firth
Title: Executive Vice President

The undersigned Subsidiaries hereby join in the above Agreement for the sole purpose of consenting to and being bound by the provisions of §§4.1, 6, 7 and 21 thereof, the undersigned hereby agreeing to cooperate fully and in good faith with the Collateral Agent and Pledgors in carrying out such provisions.

ABR ADVISORS, INC.
ASSET PRESERVATION CORP.
BENEFIT DYNAMICS, INC.
BENEFIT MANAGEMENT INC.
BPI/PPA, INC.
CIRCLE PENSION, INC.
COMPLETE INVESTMENT MANAGEMENT, INC. OF PHILADELPHIA
HADDON STRATEGIC ALLIANCES, INC.
LAMORIELLO & CO., INC.
NATIONAL ACTUARIAL PENSION SERVICES, INC.
NATIONAL ASSOCIATES, INC., N.W.
PENSION ADMINISTRATION SERVICES, INC.
PENTEC, INC.
PENTEC CAPITAL MANAGEMENT, INC.
SOUTHEASTERN PENSION SERVICES, INC.
STEPHEN H. ROSEN & ASSOCIATES, INC.
THE PENSION ALLIANCE, INC.
VALLEY FORGE ENTERPRISES, LTD.
V.F. ASSOCIATES, INC.
VF INVESTMENT SERVICES, CORP.
VALLEY FORGE CONSULTING CORPORATION

By:/s/Steven Ross
Name:Steven Ross
Title: CEO

ANNEX A TO SECURITIES PLEDGE AGREEMENT

Issuer	Record Owner	Class	Number/Percentage of Shares Owned	Percentage of Shares Pledged
ABR Advisors, Inc.	National Investment Managers Inc.	Common	10/100%	100%

Asset Preservation Corp.	National Investment Managers Inc.	Common	1/100%	100%

Benefit Dynamics, Inc.	National Investment Managers Inc.	Common	500/100%	100%

Benefit Management Inc.	National Investment Managers Inc.	Common	2,000/100%	100%

BPI/PPA, Inc.	National Investment Managers Inc.	Class A Common Class B Common	10,000/100% 10,000/100%	100%

Circle Pension, Inc.	National Investment Managers Inc.	Common	1,000/100%	100%

Complete Investment Management, Inc. of Philadelphia	National Investment Managers Inc.	Common	1,000/100%	100%

Haddon Strategic Alliances, Inc.	National Investment Managers Inc.	Common	250/100%	100%

Lamoriello & Co., Inc.	National Investment Managers Inc.	Common	55/100%	100%

National Actuarial Pension Services, Inc.	National Investment Managers Inc.	Common	1,000/100%	100%

National Associates, Inc., N.W.	National Investment Managers Inc.	Common	24,000,000/100%	100%

Pension Administration Services, Inc.	National Investment Managers Inc.	Common	40/100%	100%

Pentec, Inc.	National Investment Managers Inc.	Common	1/100%	100%

Pentec Capital Management, Inc.	National Investment Managers Inc.	Common	1/100%	100%

Southeastern Pension Services, Inc.	National Investment Managers Inc.	Common	100/100%	100%

Stephen H. Rosen & Associates, Inc.	National Investment Managers Inc.	Common	157.8952/100%	100%

The Pension Alliance, Inc.	National Investment Managers Inc.	Common	1/100%	100%

Valley Forge Enterprises, Ltd.	National Investment Managers Inc.	Common	1/100%	100%

V.F. Associates, Inc.	Valley Forge Enterprises, Ltd.	Common	600/100%	100%

VF Investment Services Corp.	Valley Forge Enterprises, Ltd.	Common	600/100%	100%

Valley Forge Consulting Corporation	Valley Forge Enterprises, Ltd.	Common	600/100%	100%

Veba Administrators, Inc.	BPI/PPA, Inc.	Common	2,000/100%	100%